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           CALYPTE BIOMEDICAL CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN

BERKELEY, CA -- December 15, 1998 -- Calypte Biomedical Corporation (NASDAQ:CALY) today adopted a Stockholder Rights Plan to assist its stockholders in realizing fair value and equal treatment in the event of any attempted takeover of the Company and to protect the Company and its stockholders against coercive takeover tactics.

     Under the Stockholder Rights Plan, a dividend of one Preferred Stock Purchase Right is being declared for each share of Common Stock outstanding at the close of business on January 5, 1999. No separate certificates evidencing the Rights will be issued unless and until they become exercisable.

     The Rights generally will not become exercisable until a person or group acquires 15% or more of the Common Stock of the Company in a transaction that is not approved in advance by the Board of Directors. In that event, each Right will entitle the holder, other than the unapproved acquiror and its affiliates, to buy Common Stock of the Company at 50% of its market value for the Right's then current exercise price (initially $15, subject to adjustment). In addition, if the Rights were triggered by such a non-approved acquisition and the Company were thereafter to be acquired in a merger in which all stockholders were not treated alike, stockholders with unexercised Rights, other than the unapproved acquiror and its affiliates, would be entitled to purchase common stock of the acquiror with a value of twice the exercise price of the Rights.

     The Company's Board of Directors may redeem the Rights for a nominal amount at any time prior to an event that causes the Rights to become exercisable. The Rights will expire on December 15, 2008.

     CALYPTE BIOMEDICAL CORPORATION IS A BERKELEY, CALIFORNIA-BASED HEALTH CARE COMPANY DEDICATED TO THE DEVELOPMENT AND COMMERCIALIZATION OF URINE-BASED DIAGNOSTIC PRODUCTS AND SERVICES FOR HIV-1, SEXUALLY TRANSMITTED DISEASES, AND OTHER CHRONIC ILLNESSES.

FOR MORE INFORMATION, PLEASE CONTACT:
   William Boeger (Chairman/CEO), 510/749-5158
   John DiPietro(COO), 510/749-5157